NEWS	Exhibit 99.1

Mark W. Seymour, Jr.
Vice President, Investor Relations
(813) 830-5311

Bloomin’ Brands, Inc. Announces Second Quarter Adjusted Diluted Earnings Per Pro Forma Share of $0.25 a 56.0% Increase Versus 2012; GAAP Diluted Earnings Per Share of $0.58; 13th Consecutive Quarter of Positive Blended Same Store Sales Comps

TAMPA, Fla., July 31, 2013 - Bloomin’ Brands, Inc. (Nasdaq:BLMN) today reported financial results for the second quarter ended June 30, 2013.

Key highlights for the second quarter include the following:

•
Second quarter Adjusted diluted earnings per pro forma share were $0.25 per share, a 56.0% increase from the same period in 2012. Second quarter Diluted earnings per share were $0.58 per share, an increase of $0.42 from the same period in 2012.

	THREE MONTHS ENDED
	JUNE 30,
	2013	2012	$ Change
Diluted earnings per share	$0.58	$0.16	$0.42
Adjustments (1)	(0.33)	—	(0.33)
Adjusted diluted earnings per pro forma share (1)	$0.25	$0.16	$0.09
_________________

(1)
See Reconciliations of Non-GAAP Measurements to U.S. GAAP Results included later in this release. Adjustments for the second quarter of 2013 primarily relate to the loss incurred for the extinguishment and modification of long-term debt incurred in the repricing transaction, costs incurred in association with the secondary offering of common stock and an adjustment to apply a normalized tax rate to remove the effect of the income tax benefit of the valuation allowance release in the current year. Adjustments for the second quarter of 2012 primarily relate to management fees and expenses. Adjusted diluted earnings per pro forma share in 2012 gives pro forma effect to the issuance of shares in the initial public offering (“IPO”) as if they were all outstanding on January 1, 2012.

•	Total revenues for the second quarter of 2013 increased by 3.9% to over $1.0 billion.

•
Blended domestic comparable restaurant sales for Company-owned restaurants for the second quarter grew by a reported 2.0% (2.2% when adjusted for the impact of trading day) and traffic rose by 1.2% for the Company’s four core concepts.

•
Restaurant level operating margins (calculated as Restaurant sales less Cost of sales, Labor and other related costs and Other restaurant operating expenses) in the second quarter were 16.0%, an increase of 30 basis points from the same period in 2012.

•
Adjusted income from operations was $68.6 million in the second quarter of 2013 as compared to $51.0 million for the same period in 2012, an increase of $17.6 million. Income from operations for the second quarter of 2013 was $67.9 million versus $48.7 million for the same quarter of the prior year.

•
Adjusted net income attributable to Bloomin’ Brands, Inc. in the second quarter of 2013 was $31.8 million versus $19.3 million for the same period in 2012. Net income attributable to Bloomin’ Brands, Inc. for the second quarter of 2013 was $74.9 million versus $17.4 million for the same period in 2012.

•
During the second quarter of 2013, the Company opened seven new locations: one domestic Bonefish Grill restaurant, one Outback Steakhouse in South Korea, two new Brazilian joint venture locations and three international franchise restaurants. The Company also completed 31 restaurant renovations during the quarter: 14 Outback Steakhouse and 17 Carrabba’s Italian Gill locations.

•
During the second quarter of 2013, the Company determined that recoverability of certain net deferred income tax assets was more likely than not. Accordingly, in the second quarter, the Company recorded a $67.7 million reduction of its valuation allowance, of which $52.0 million was recorded as income tax benefit and $15.7 million as an increase to Additional paid-in capital. For purposes of calculating Adjusted net income attributable to Bloomin’ Brands, Inc., the Company applied a normalized annual effective income tax rate primarily to remove the effect of the income tax benefit of the valuation allowance release in the current year. Please see the Reconciliations of Non-GAAP Measurements to U.S. GAAP Results included later in this release.

“We were very pleased with our second quarter results in a highly competitive and challenged casual dining segment,” said Elizabeth Smith, Chairman of the Board and CEO. “We posted our 13th consecutive quarter of positive comp sales for our blended core domestic concepts, capturing additional market share.”

Second Quarter 2013 Financial Results

The following summarizes the Company’s results for the second quarter ended June 30, 2013 compared to the same quarter in the prior year:

•
Total revenues increased 3.9% to over $1.0 billion versus the same quarter in 2012. This increase was primarily due to additional revenues from the opening of 45 new restaurants not included in the Company’s comparable restaurant sales base and an increase in comparable restaurant sales at existing restaurants. The comparable restaurant sales increase was driven by increases in general menu prices and customer traffic, which were partially offset by mix in the Company’s product sales. The increases in customer traffic resulted from selective daypart expansion across certain concepts, innovations in menu, service, promotions and operations across the portfolio and renovations at additional Outback Steakhouse locations. In addition, Total revenues were impacted by the closing of nine restaurants since June 30, 2012.

•	Blended domestic comparable restaurant sales for Company-owned restaurants grew 2.0% for the Company’s four core concepts. Results for Company-owned restaurants, by concept, were as follows:

THREE MONTHS ENDED JUNE 30, 2013	COMPANY- OWNED
Domestic comparable restaurant sales (stores open 18 months or more)
Outback Steakhouse	2.8%
Carrabba’s Italian Grill	0.3%
Bonefish Grill	0.2%
Fleming’s Prime Steakhouse and Wine Bar	3.8%

•
The number of weekdays and weekend days in a given reporting period can impact the Company’s reported comparable restaurant sales. During the second quarter of 2013, the trading day impact on blended domestic comparable restaurant sales for Company-owned restaurants was (0.2)%. Exclusive of the trading day impact, the second quarter blended domestic comparable restaurant sales for Company-owned restaurants would have been approximately 2.2%.

•
Restaurant level operating margins were 16.0% in the current quarter as compared to 15.7% in the second quarter of 2012, an increase of 30 basis points.  This increase was primarily attributable to higher productivity savings, leveraging of average unit volumes and menu price increases. The increase was partially offset by higher kitchen and field management labor and bonus expenses, commodity inflation primarily associated with beef and increased operating supplies, utilities and repair and maintenance costs.

•
Adjusted operating income as a percentage of Total revenues for the second quarter increased 150 basis points to 6.7% as compared to 5.2% in the second quarter of 2012. The increase was driven primarily by higher restaurant level operating margins and decreases in General and administrative expenses and the Provision for impaired assets and restaurant closings. The decrease in General and administrative expenses was mainly attributable to costs associated with the Company’s annual managing partner conference which shifted from the second quarter in 2012 to the first quarter in 2013, lower management fees due to the termination of the management agreement in connection with the Company’s initial public offering in 2012 and lower insurance expenses. These decreases were partially offset by additional stock-based compensation.

2013 Outlook

The Company reaffirmed guidance for the full-year that was previously communicated as part of the first quarter of 2013 earnings release.  Included in that release was the Company's expectations for blended core domestic comparable restaurant sales growth to be at least 2.0% and Adjusted diluted earnings per pro forma share to be at least $1.10.

Conference Call

The Company will host a conference call on Thursday, August 1, 2013 at 9:00 AM ET. The conference call can be accessed live over the telephone by dialing (877) 941-8416 or (480) 629-9808 for international callers. A replay will be available beginning two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 4627828. The replay will be available until Thursday, August 8, 2013. The call will also be webcast live from the Company’s website at http://www.bloominbrands.com under the Investors section. A replay of this webcast will be available on the Company’s website, after the call.

About Bloomin’ Brands, Inc.

The Company is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has five founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s, with all except Roy’s considered core concepts. The Company owns and operates 1,276 restaurants and has 207 restaurants operating under a franchise or joint venture arrangement across 48 states, Puerto Rico, Guam and 20 countries as of June 30, 2013. For more information, please visit www.bloominbrands.com.

Forward-Looking Statements

Certain statements contained herein, including statements under the heading “2013 Outlook,” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “feels,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statements. These risks and uncertainties include, but are not limited to: local, regional, national and international economic conditions; consumer confidence and spending patterns; price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; weather, acts of God and other disasters; the seasonality of the Company’s business; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; competition and changes in consumer tastes and the level of acceptance of the Company’s restaurant concepts (including consumer acceptance of prices); consumer reaction to public health issues; consumer perception of food safety; demographic trends; the cost of advertising and media; government actions and policies; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments; the availability of credit presently arranged from the Company’s revolving credit facilities; and the future cost and availability of credit. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its Form 10-K filed with the Securities and Exchange Commission on March 4, 2013.  The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Note: Numerical figures included in this release have been subject to rounding adjustments.

BLOOMIN’ BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Restaurant sales	$1,007,991	$970,021	$2,090,347	$2,015,487
Other revenues	10,865	10,845	20,759	21,005
Total revenues	1,018,856	980,866	2,111,106	2,036,492
Costs and expenses
Cost of sales	325,453	315,472	675,442	651,331
Labor and other related	284,028	271,400	583,895	564,901
Other restaurant operating	237,440	230,877	471,249	449,842
Depreciation and amortization	40,889	39,247	81,085	78,107
General and administrative	65,094	72,216	137,585	148,218
Provision for impaired assets and restaurant closings	689	4,654	2,585	9,089
Income from operations of unconsolidated affiliates	(2,623)	(1,720)	(5,481)	(4,124)
Total costs and expenses	950,970	932,146	1,946,360	1,897,364
Income from operations	67,886	48,720	164,746	139,128
Loss on extinguishment and modification of debt	(14,586)	—	(14,586)	(2,851)
Other expense, net	(133)	(183)	(350)	(129)
Interest expense, net	(18,015)	(24,037)	(38,895)	(45,011)
Income before (benefit) provision for income taxes	35,152	24,500	110,915	91,137
(Benefit) provision for income taxes	(41,312)	3,936	(30,605)	16,741
Net income	76,464	20,564	141,520	74,396
Less: net income attributable to noncontrolling interests	1,596	3,124	3,429	6,957
Net income attributable to Bloomin’ Brands, Inc.	$74,868	$17,440	$138,091	$67,439

Net income	$76,464	$20,564	$141,520	$74,396
Other comprehensive income:
Foreign currency translation adjustment	(8,144)	(6,662)	(12,676)	(3,513)
Comprehensive income	68,320	13,902	128,844	70,883
Less: comprehensive income attributable to noncontrolling interests	1,596	3,124	3,429	6,957
Comprehensive income attributable to Bloomin’ Brands, Inc.	$66,724	$10,778	$125,415	$63,926

Earnings per share:
Basic	$0.61	$0.16	$1.13	$0.63
Diluted	$0.58	$0.16	$1.08	$0.63
Weighted average common shares outstanding:
Basic	122,858	106,361	122,052	106,361
Diluted	128,338	107,380	127,599	107,255

Supplemental Balance Sheet Information (in thousands):

	JUNE 30, 2013	DECEMBER 31, 2012
	(unaudited)
Cash and cash equivalents (1)	$222,441	$261,690
Net working capital (deficit) (2)	(110,180)	(203,566)
Total assets	2,980,390	3,016,553
Total debt, net	1,463,771	1,494,440
Total stockholders’ equity	395,474	220,205
_________________

(1)	Excludes restricted cash.

(2)
The Company has, and in the future may continue to have, negative working capital balances (as is common for many restaurant companies). The Company operates successfully with negative working capital because cash collected on restaurant sales is typically received before payment is due on its current liabilities and its inventory turnover rates require relatively low investment in inventories. Additionally, ongoing cash flows from restaurant operations and gift card sales are used to service debt obligations and for capital expenditures.

Reconciliations of Non-GAAP Measurements to U.S. GAAP Results (unaudited)

In addition to the results provided in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), the Company provides non-GAAP measures which present operating results on an adjusted or pro forma basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share. These non-GAAP measures are not measurements of the Company’s operating or financial performance under U.S. GAAP and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share are non-GAAP measures calculated by eliminating from Income from operations, Net income and Diluted earnings per share the impact of items that are not considered indicative of ongoing operations including application of a normalized annual effective tax rate. The Company provides these non-GAAP measures because it believes they are useful for investors to assess the operating performance of the business without the effect of certain adjustments. For the periods presented, the non-GAAP adjustments include transaction-related expenses for the completion of a secondary offering of the Company’s common stock and the refinancing of long-term debt, management fees paid to the management company associated with the Company’s sponsors and founders, losses incurred on the extinguishment and modification of long-term debt and an adjustment to the (Benefit) provision for income taxes based on a normalized annual effective tax rate for periods in 2013 and the effective tax rate for periods in 2012. In addition, Adjusted diluted earnings per pro forma share gives effect to the issuance of shares in the Company’s IPO as if they were all outstanding on January 1, 2012.

The use of these measures permits a comparative assessment of the Company’s operating performance relative to its performance based on U.S. GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance or that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are unusual or infrequent. In the future, the Company may incur expenses or generate income similar to the adjusted items. The Company further believes that the disclosure of these non-GAAP measures is useful to investors as they form the basis for how the Company’s management team and Board of Directors evaluate the Company’s performance including for achievement of objectives under the Company’s cash and equity compensation plans. By disclosing these non-GAAP measures, the Company believes that it is providing for investors a greater understanding of, and an enhanced level of transparency into, the means by which the management team operates the business.

Reconciliations of Non-GAAP Financial Measures - Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Pro Forma Share

The following table reconciles Adjusted income from operations, Adjusted net income attributable to Bloomin’ Brands, Inc., Adjusted diluted earnings per share and Adjusted diluted earnings per pro forma share, for the three and six months ended June 30, 2013 and 2012 to their respective most comparable U.S. GAAP measures (in thousands, except per share amounts):

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2013	2012	2013	2012
Income from operations	$67,886	$48,720	$164,746	$139,128
Transaction-related expenses (1)	704	—	704	6,761
Management fees and expenses (2)	—	2,291	—	4,617
Adjusted income from operations	$68,590	$51,011	$165,450	$150,506

Net income attributable to Bloomin’ Brands, Inc.	$74,868	$17,440	$138,091	$67,439
Transaction-related expenses (1)	704	—	704	6,761
Management fees and expenses (2)	—	2,291	—	4,617
Loss on extinguishment and modification of debt (3)	14,586	—	14,586	2,851
Total adjustments, before income taxes	15,290	2,291	15,290	14,229
Adjustment to (benefit) provision for income taxes (4)	(58,370)	(426)	(58,370)	(2,647)
Net adjustments	(43,080)	1,865	(43,080)	11,582
Adjusted net income attributable to Bloomin’ Brands, Inc.	$31,788	$19,305	$95,011	$79,021

Diluted earnings per share	$0.58	$0.16	$1.08	$0.63
Adjusted diluted earnings per share	$0.25	$0.18	$0.74	$0.74
Adjusted diluted earnings per pro forma share	$0.25	$0.16	$0.74	$0.65

Diluted weighted average common shares outstanding	128,338	107,380	127,599	107,255
Pro forma IPO adjustment (5)	—	14,197	—	14,197
Pro forma diluted weighted average common shares outstanding (5)	128,338	121,577	127,599	121,452
_________________

(1)
Transaction-related expenses primarily relate to costs incurred in association with the secondary offering of the Company’s common stock completed in May 2013 and the refinancing of the 2012 CMBS Loan in March 2012.

(2)
Represents management fees, out-of-pocket expenses and certain other reimbursable expenses paid to a management company owned by the sponsors and founders under a management agreement with the Company. In accordance with the terms of an amendment, this agreement terminated immediately prior to the completion of the IPO in August 2012.

(3)
Loss on extinguishment and modification of debt is related to the repricing of OSI Restaurant Partner, LLC’s term loan B facility in April 2013 and the extinguishment of the previous CMBS loan in connection with New Private Restaurant Properties, LLC, and two of the Company’s other indirect wholly-owned subsidiaries, entering into the 2012 CMBS loan in March 2012.

(4)
Adjustment to (benefit) provision for income taxes for the three and six months ended June 30, 2013 represents an adjustment to the (Benefit) provision for income taxes to apply a normalized annual effective income tax rate, which excludes the income tax benefit of the valuation allowance release, to Adjusted income before (benefit) provision for income taxes. The normalized 2013 full-year tax rate is more comparable to the Company’s expectation for future effective income tax rates. The Company’s expected future effective income tax rate is lower than the U.S. blended federal and state statutory rate because of the continued generation of U.S. tax credits and expected earnings in foreign jurisdictions with lower income tax rates. See calculation below of the income tax effect of adjustments for the three and six months ended June 30, 2013. Adjustment to (benefit) provision for income taxes for the three and six months ended June 30, 2012 was calculated using the projected full-year effective income tax rate of 18.6%.

	THREE MONTHS ENDED	SIX MONTHS ENDED
	JUNE 30, 2013	JUNE 30, 2013
Income before (benefit) provision for income taxes	$35,152	$110,915
Transaction-related expenses	704	704
Loss on extinguishment and modification of debt	14,586	14,586
Adjusted income before (benefit) provision for income taxes	50,442	126,205
Income tax expense at normalized tax rate of approximately 33.8% and 22.0% for the three and six months ended June 30, 2013, respectively (a)	17,058	27,765
Less: (Benefit) provision for income taxes	(41,312)	(30,605)
Adjustment to (benefit) provision for income taxes	$58,370	$58,370
_________________

(a)
Due to the second quarter 2013 income tax valuation allowance release, the Company utilized a normalized annual effective tax rate of 22.0% for the six months ended June 30, 2013. As a result, the Adjustment to (benefit) provision for income taxes for the three months ended June 30, 2013 includes approximately $6.0 million of higher income tax effect for the true-up of a normalized tax rate treatment on the first quarter of 2013 which, as previously reported, did not include any adjustments. Excluding the effect of this true-up in the second quarter of 2013, the Adjusted net income attributable to Bloomin’ Brands, Inc. would have been $37.7 million and Adjusted diluted earnings per pro forma share would have been $0.29 per share for the three months ended June 30, 2013. If the normalized tax rate had been applied during the first quarter of 2013, Adjusted net income attributable to Bloomin’ Brands, Inc. would have been $57.3 million and Adjusted diluted earnings per pro forma share would have been $0.45 per share for the three months ended March 31, 2013 (reported amounts were $63.2 million and $0.50 per share, respectively).

(5)	Gives pro forma effect to the issuance of shares in the IPO as if they were all outstanding on January 1, 2012. There is no effect of this adjustment for the three and six months ended June 30, 2013.

Comparative Store Information

The table below presents the number of the Company’s restaurants in operation at the end of the periods indicated:

	JUNE 30,
	2013	2012
Number of restaurants (at end of the period):
Outback Steakhouse
Company-owned—domestic (1)	663	670
Company-owned—international (1)	117	112
Franchised—domestic	106	106
Franchised and joint venture—international	93	83
Total	979	971
Carrabba’s Italian Grill
Company-owned	234	230
Franchised	1	1
Total	235	231
Bonefish Grill
Company-owned	175	155
Franchised	7	7
Total	182	162
Fleming’s Prime Steakhouse and Wine Bar
Company-owned	65	64
Roy’s
Company-owned	22	22
System-wide total	1,483	1,450
____________________

(1)
One Company-owned restaurant in Puerto Rico that was previously included in Outback Steakhouse (international) is now included in Outback Steakhouse (domestic). The prior period has been revised to conform to the current period presentation.

SOURCE: Bloomin’ Brands, Inc.